Prospectus Supplement No. 3

(to Prospectus dated March 5, 2024)

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-275700

enGene Holdings Inc.

Up to 47,144,548 Common Shares and 6,386,589 Warrants to be Offered and Sold by Selling Holders

Up to 9,794,498 Common Shares Issuable Upon Exercise of Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 5, 2024 (the “Prospectus”), related to the offer and sale from time to time by the selling securityholders named in the prospectus (the “Selling Holders”) of up to: (i) 6,462,016 of our common shares, without par value (“Common Shares”) and 2,783,949 warrants to purchase Common Shares (“Warrants”) issued in connection with a 2023 PIPE financing and a Non-Redemption Agreement to certain investors; (ii) 14,295,943 Common Shares and 3,602,640 Warrants held by certain Selling Holders party to a Registration Rights Agreement, (iii) 6,386,589 Common Shares that may be obtained by the Selling Holders upon the exercise of the Warrants at an exercise price of $11.50 described in (i) and (ii) above, and (iv) 20,000,000 of our Common Shares issued for the consideration described below in connection with a 2024 PIPE financing with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 15, 2024 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Warrants are listed on The Nasdaq Global Select Market (“Nasdaq”), under the symbols “ENGN” and “ENGNW,” respectively. On May 14, 2024, the closing price of our Common Shares was $14.24 and the closing price for our Warrants was $3.60.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Common Shares involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 19 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 15, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2024

enGene Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia	001-41854	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4868 Rue Levy, Suite 220
Saint-Laurent, Quebec, Canada		H4R 2P1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 514 332-4888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	ENGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one common share, at an exercise price of $11.50 per share	ENGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Amended and Restated enGene Holdings Inc. 2023 Incentive Equity Plan

As described in Item 5.07 of this Current Report on Form 8-K, on May 15, 2024, at its 2024 Annual General Meeting of shareholders (the “Annual Meeting”), the shareholders of enGene Holdings Inc. (the “Company”) approved changes to the enGene Holdings Inc. 2023 Incentive Equity Plan (the “Incentive Equity Plan”) pursuant to the Amended and Restated enGene Holdings Inc. 2023 Incentive Equity Plan (the “Amended Incentive Plan”).

The Incentive Equity Plan contained an evergreen provision (the “Evergreen Provision”) pursuant to which, commencing with the first business day of each calendar year beginning in 2024, the aggregate number of the Company’s common shares, no par value (the “Common Shares”) that could be issued or transferred thereunder (the “Plan Share Reserve”) and the number of Common Shares available for options intended to qualify as incentive stock options (the “ISO Sublimit”) each increased by a number of Common Shares equal to the lesser of (x) 1,946,226 million Common Shares and (y) such lesser number of Common Shares as may be determined by the Compensation Committee. Pursuant to the Amended Incentive Plan, the Evergreen Provision was amended to provide for annual increases on the first business day of each calendar year of (i) the Plan Share Reserve by such number of Common Shares as equals 5% of the aggregate number of Common Shares outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by the compensation committee), and (ii) the ISO Sublimit by the lesser of 2,500,000 Common Shares and the increase in the Plan Share Reserve (or such smaller number of shares may be determined by the compensation committee of the Company’s board of directors).

For a further description of the terms and conditions of the Amended Incentive Plan, as approved by shareholders, see “Proposal 2: Approval of the Plan Amendment Proposal” in the Company’s Proxy Statement, as filed with the Securities and Exchange Commission on April 18, 2024 (the “Proxy Statement”), which description is incorporated herein by reference.

The foregoing description of the Amended Incentive Plan, including the description contained in the Proxy Statement, is qualified in its entirety by reference to the full text of the Amended Incentive Plan, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Company was held on May 15, 2024 at 10:00 a.m. EDT. A total of 28,467,217 of the Company’s Common Shares were present or represented by proxy at the Annual Meeting, representing approximately 64.55% of the Company’s 44,100,906 Common Shares that were outstanding and entitled to vote at the Annual Meeting as of the record date of April 10, 2024.

Set forth below, and pursuant to the requirements set out in subsection 11.3 of National Instrument 51-102, are the final voting results for each of the matters submitted to a vote of the shareholders at the Annual Meeting, which matters are each described in further detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 18, 2024:

Proposal 1 – Election of Directors

Director Nominee	For	Withhold	Broker Non-Votes
Paul Hastings	28,201,063	11,444	254,710
Wouter Joustra	28,212,507	-	254,710
Lota Zoth	28,212,007	500	254,710

Proposal 2 – Approval of Amendment of the enGene Holdings Inc. Incentive Equity Plan

For	Against	Abstain	Broker Non-Votes
25,623,625	2,586,367	2,515	254,710

Proposal 3 – Appointment and Renumeration of Auditor

For	Withhold	Broker Non-Votes
28,467,217	-	-

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated enGene Holdings Inc. 2023 Incentive Equity Plan
104	Cover Page Interactive Data File (Formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGENE HOLDINGS INC.

Date:	May 15, 2024	By:	/s/ Jason D. Hanson
Name: Jason D. Hanson Title: Chief Executive Officer

Exhibit 10.1

ENGENE HOLDINGS INC.

AMENDED AND RESTATED 2023 INCENTIVE EQUITY PLAN

Effective as of the Effective Date (as defined below), the enGene Holdings Inc. 2023 Incentive Equity Plan (as amended and restated May 15, 2024 and as in effect from time to time, the “Plan”) is hereby established.

The purpose of the Plan is to provide employees, certain consultants and advisors, and the non-employee members of the Board of Directors, of enGene Holdings Inc., a company organized under the laws of Canada that that intends to continue as a company governed by the Business Corporations Act (British Columbia) (together with its successors, the “Company”), and its subsidiaries, with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, share awards, share units, and other share-based awards.

The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

In connection with the consummation of the transactions contemplated under the Business Combination Agreement, (i) the amended and restated equity incentive plan of enGene Inc. (the “Corporation”) dated June 29, 2021 and as may be further amended and/or restated from time to time, and (ii) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of the Company, the Corporation and any of their subsidiaries (the “Group Company”) of rights of any kind to receive equity securities of any Group Company or benefits measured in whole or in part by reference to equity securities of any Group Company (the “Prior Plans”), will be converted and exchanged into rights to acquire shares of the Company as set forth in the Business Combination Agreement, with such equity security rights to be merged into and converted into grants under the Plan. No additional grants shall be made under the Prior Plans after the Effective Date.

Section 1. Definitions

The following terms has the meanings set forth below for purposes of the Plan:

(a) “409A” means Section 409A of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Business Combination Agreement” means that certain Business Combination Agreement, dated as of May 16, 2023, by and among Forbion European Acquisition Corp., a Cayman Islands exempted company, enGene Inc., a corporation existing under the laws of Canada, the Company, and the other persons named therein and party thereto.

(d) “Canadian Employees” means officers, employees, and non-employee members of the Board, or a corporation that does not deal at arm’s length with the Company for purposes of the Tax Act, who are residents of Canada for purposes of the Tax Act.

Exhibit 10.1

(e) “Cause” has the meaning given to that term in any written employment agreement, offer letter or severance or termination agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Grant Instrument, Cause means a finding by the Committee that the Participant (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony, indictable offence or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(f) “CEO” means the Chief Executive Officer of the Company (or if there is none then appointed, the President of the Company).

(g) “Change of Control”, unless otherwise set forth in a Grant Instrument, shall be deemed to have occurred if:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another Person and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than 50% of the voting power of the then outstanding securities of such other Person.

(ii) The consummation of (A) an amalgamation, arrangement, merger, consolidation or other form of business combination of the Company with another Person where, immediately after such transaction, the shareholders of the Company, immediately prior to such transaction, will not beneficially own, in substantially the same proportion as ownership immediately prior to such transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving Person would be entitled in the election of directors, or where the members of the Board, immediately prior to such transaction, will not, immediately after such transaction, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company.

(iii) A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Exhibit 10.1

(iv) The consummation of a complete dissolution or liquidation of the Company.

The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with 409A or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to 409A and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under 409A.

(a) “Common Share” shall mean the common shares of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(c) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan and to the extent the Board does not appoint a committee, the Board can serve as the Committee. The Committee shall consist of Directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Common Shares are at the time primarily traded.

(d) “Consultant” means a person other than an Employee, officer or Director of the Company or of any of its subsidiaries that:

(i) is engaged to provide bona fide services to the Company or a Related Entity of the Company, other than services provided in relation to a distribution, the offer and sale of securities in a capital-raising transaction, or, directly or indirectly, to promote or maintain a market for the Company’s securities;

(ii) provides the services under a written contract with the Company or a Related Entity of the Company; and

(iii) spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity of the Company;

and includes

(iv) for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner; and

(v) for a consultant that is not an individual, an employee, executive officer, or director of the consultant, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity of the Company.

Exhibit 10.1

(e) “Director” means a member of the Board of the Company or any of its subsidiaries.

(f) “Disability” or “Disabled” means, unless otherwise set forth in the Grant Instrument, a Participant’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Participant.

(g) “Dividend Equivalent” means an amount determined by multiplying the number of Common Shares subject to a Share Unit or Other Share-Based Award by the per-share cash dividend paid by the Company on its outstanding Common Shares, or the per-share Fair Market Value of any dividend paid on its outstanding Common Shares in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(h) “Effective Date” means the effective date of the consummation of the merger contemplated by the Business Combination Agreement, subject to approval of the Plan by the shareholders of the Company.

(i) “Employed by, or providing service to, the Employer” means employment or service as an Employee, Consultant or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Share Awards, Share Units, and Other Share-Based Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Consultant or member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.

(j) “Employee” means an employee of the Employer (including an officer or Director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k) “Employer” means the Company and its subsidiaries.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” means the per share price at which Common Shares may be purchased under an Option, as designated by the Committee.

Exhibit 10.1

(n) “Fair Market Value” means:

(i) For so long as the Common Shares are publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Common Shares is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Common Shares are not principally traded on any such exchange, the last reported sale price of a share of Common Shares during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.

(ii) If the Common Shares are not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined in good faith by the Committee through any reasonable valuation method authorized under the Code or Tax Act, if applicable, and commonly used to value privately held stock.

(o) “GAAP” means United States generally accepted accounting principles.

(p) “Grant” means an Option, SAR, Share Award, Share Unit or Other Share-Based Award granted under the Plan.

(q) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(r) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(s) “Non-Employee Director” means a Director who is not an Employee.

(t) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under Section 422 of the Code.

(u) “Option” means an option to purchase Common Shares, as described in Section 6.

(v) “Other Share-Based Award” means any Grant based on, measured by or payable in Common Shares (other than an Option, Share Unit, Share Award, or SAR), as described in Section 10.

(w) “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to participate in the Plan.

(x) “Performance Goals” means performance goals that may include, but are not limited to, one or more of the following criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for share-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; share price; return on equity or average shareholder equity; total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio;

Exhibit 10.1

income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in shareholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. Performance Goals applicable to a Grant shall be determined by the Committee, and may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.

(y) “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

(z) “Related Entity” means, for the Company, a person that controls or is controlled by the Company or that is controlled by the same person that controls the Company.

(aa) “Restriction Period” has the meaning given that term in Section 7(a).

(bb) “SAR” means a stock appreciation right, as described in Section 9.

(cc) “Share Award” means an award of Common Shares, as described in Section 7.

(dd) “Share Unit” means an award of a phantom unit representing a Common Share, as described in Section 8.

(ee) “Substitute Awards” has the meaning given that term in Section 4(c).

(ff) “Tax Act” means the Income Tax Act (Canada), as amended, including any applicable regulations and guidance thereunder.

(gg) “Termination Date” means, in respect of a Canadian Employee, the date that an Employee ceases to provide services to, or otherwise ceases its relationship with, the Employer on a permanent basis, for any reason, whether lawful or otherwise (including, without limitation by reason of termination for Cause, termination without Cause, resignation, death or

Exhibit 10.1

disability), without regard to any applicable period of notice, payment in lieu of notice, severance pay, termination pay, benefits continuation, or similar compensation and/or benefits to which the Employee may then be entitled, subject only to the express minimum requirements of applicable employment or labour standards legislation (if applicable).

Section 2. Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee; provided, however, that any Grants to members of the Board must be authorized by a majority of the Board (counting all Board members for purposes of a quorum, but only non-interested Board members for purposes of such majority approval). The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder in any individual instance (without any need for any formal assumption of authority from the Committee). To the extent that the Board, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee or the CEO.

(b) Delegation to CEO. Subject to compliance with applicable law and applicable stock exchange requirements, so long as the CEO is also a Director, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Grants to Employees or Consultants who are not executive officers under Section 16 of the Exchange Act.

(c) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or Restriction Period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 17 below, (v) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside of the United States who receive Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(d) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all Persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

Exhibit 10.1

(e) Indemnification. No member of the Committee or the Board, and no employee of the Company shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such Person’s bad faith or willful misconduct.

Section 3. Grants

Grants under the Plan may consist of Options as described in Section 6, Share Awards as described in Section 7, Share Units as described in Section 8, SARs as described in Section 9, and Other Share-Based Awards as described in Section 10. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

Section 4. Shares Subject to the Plan

(a) Shares Authorized. Subject to the increases described in this Section 4(a), and the adjustments described below in Sections 4(b) and 4(e) below, (i) the aggregate number of Common Shares that may be issued or transferred under the Plan (the “Plan Share Reserve”) shall be 7,261,110 (consisting of 2,706,941 Common Shares subject to outstanding grants under the Prior Plan as of the Effective Date, 2,607,943 additional Common Shares as of the Effective Date and 1,946,226 additional Common Shares added pursuant to this Section 4(a) as of January 2, 2024), and (ii) the aggregate number of Common Shares in the Plan Share Reserve that may be issued or transferred under the Plan pursuant to Incentive Stock Options (the “ISO Sublimit”) shall not exceed 4,554,169 Common Shares. Commencing with the first business day of each calendar year beginning in 2025, (i) the Plan Share Reserve shall be increased by a number equal to the lesser of (x) 5% of the Common Shares of the Company issued and outstanding on the final day of the immediately preceding calendar year and (y) such lesser number of Common Shares as may be determined by the Committee, and (ii) the ISO Sublimit shall be increased by the lesser of (x) 2,500,000 Common Shares, (y) the increase in the Plan Share Reserve pursuant to clause (i) of this sentence, and (z) such lesser number of Common Shares as may be determined by the Committee.

(b) Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued Common Shares or reacquired Common Shares, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options or SARs granted under the Prior Plan, if any), expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Share Awards, Share Units or Other Share-Based Awards (including options or SARs granted under the Prior Plan, if any) are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. If Common Shares otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of Common Shares available for issuance under the Plan shall be reduced only by the net number of shares actually issued by the Company upon such exercise and not by the gross number of shares as to which such Option is exercised. Upon the

Exhibit 10.1

exercise of any SAR under the Plan, the number of Common Shares available for issuance under the Plan shall be reduced by only by the net number of shares actually issued by the Company upon such exercise. If Common Shares otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Common Shares thereunder, then the number of Common Shares available for issuance under the Plan shall be reduced by the net number of shares issued, vested or exercised under such Grant, calculated in each instance after payment of such share withholding. To the extent any Grants are paid in cash, and not in Common Shares, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.

(c) Substitute Awards. Shares issued or transferred under Grants made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of Common Shares available under the Plan and available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Grants under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code or Tax Act requirements).

(d) Individual Limits for Non-Employee Directors. Subject to adjustment as described below in Section 4(e), the maximum aggregate grant date value of Common Shares subject to Grants granted to any Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director for services rendered during the calendar year, shall not exceed $500,000 in total value; provided, however, that with respect to the year during which the Non-Employee Director is first appointed or elected to the Board, the maximum aggregate grant date value of Common Shares granted to such Non-Employee Director during the initial annual period, taken together with any cash fees earned by such Non-Employee Director for services rendered during such period, shall not exceed $750,000 in total value during the initial annual period. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(e) Adjustments. If there is any change in the number or kind of Common Shares outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, amalgamation, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Common Shares is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of Common Shares available for issuance under the Plan, the maximum amount of Grants which a Non-Employee Director may receive in any year, the number and kind of shares covered by outstanding Grants, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Common Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such

Exhibit 10.1

outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 12 shall apply. Any adjustments to outstanding Grants to individuals subject to U.S. income tax shall be consistent with Section 409A or Section 424 of the Code, to the extent applicable. The adjustments of Grants under this Section 4(e) shall include adjustment of shares, Exercise Price of Stock Options, base amount of SARs, Performance Goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

Section 5. Eligibility for Participation

(a) Eligible Persons. All Employees, Non-Employee Directors and Consultants shall be eligible to participate in the Plan.

(b) Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Consultants to receive Grants and shall determine the number of Common Shares subject to a particular Grant in such manner as the Committee determines.

(c) Voluntary Participation. Participation in the Plan will be entirely voluntary and any decision not to participate will not affect any Employee’s, Non-Employee Director’s or Consultant’s employment or other service relationship with the Company or any of its subsidiaries.

Section 6. Options

The Committee may grant Options to an Employee, Non-Employee Director or Consultant upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares. The Committee shall determine the number of Common Shares that will be subject to each Grant of Options to Employees, Non-Employee Directors and Consultants.

(b) Type of Option and Exercise Price.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code, who are subject to U.S. income tax. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Consultants.

(ii) The Exercise Price of Common Shares subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of the Common Shares on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company, or any

Exhibit 10.1

parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Common Shares on the date of grant. Notwithstanding the foregoing, the Exercise Price of any Option granted to a Canadian Employee shall under no circumstances be less than 100% of the Fair Market Value on the date the Option is granted.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns securities possessing more than 10% of the total combined voting power of all classes of securities of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Common Shares under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e) Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer (and in the case of a Canadian Employee, prior to a Termination Date). The Committee shall determine in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering Common Shares owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of Common Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, and solely with respect to Nonqualified Stock Options, by withholding Common Shares subject to the exercisable Option,

Exhibit 10.1

which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Common Shares used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Shares on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Section 7. Share Awards

The Committee may issue or transfer Common Shares to an Employee, Non-Employee Director or Consultant under a Share Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Share Awards:

(a) General Requirements. Common Shares issued or transferred pursuant to Share Awards may be issued or transferred subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Share Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based on the achievement of specific Performance Goals. The period of time during which the Share Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of Common Shares to be issued or transferred pursuant to a Share Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer (or in the case of a Canadian Employee, a Termination Date occurs) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Share Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those Common Shares must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Share Award except under Section 15. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Share Awards until all restrictions on such shares have lapsed. Each certificate for a Share Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant.

Exhibit 10.1

The Participant shall be entitled to have the legend removed from the share certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Share Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right to vote shares of Share Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals. Dividends with respect to Share Awards that vest based on performance shall vest if and to the extent that the underlying Share Award vests, as determined by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Share Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Share Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8. Share Units

The Committee may grant Share Units, each of which shall represent one hypothetical Common Share, to an Employee, Non-Employee Director or Consultant upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Share Units:

(a) Crediting of Units. Each Share Unit shall represent the right of the Participant to receive a Common Share or an amount of cash based on the value of a Common Share, if and when specified conditions are met. All Share Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Share Units. The Committee may grant Share Units that vest and are payable if specified Performance Goals or other conditions are met, or under other circumstances. Share Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee may accelerate vesting or payment, as to any or all Share Units at any time for any reason, provided such acceleration complies with 409A. The Committee shall determine the number of Share Units to be granted and the requirements applicable to such Share Units. Notwithstanding anything to the contrary, the vesting period for Share Units granted to a Canadian Employee shall, in all cases, be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act, as such subsection may be amended or enacted from time to time.

(c) Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer (or in the case of a Canadian Employee, a Termination Date occurs) prior to the vesting of Share Units, or if other conditions established by the Committee are not met, the Participant’s Share Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

Exhibit 10.1

(d) Payment With Respect to Share Units. Payments with respect to Share Units shall be made in cash, Common Shares or any combination of the foregoing, as the Committee shall determine.

(e) Canadian Employees. All Share Units granted to Canadian Employees shall be in compliance with the requirements pertaining to the exception to the application of the salary deferral arrangement rules in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Tax Act, as such subsection may be amended or enacted from time to time.

Section 9. Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Consultant separately or in tandem with any Option. The following provisions are applicable to SARs:

(a) General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Consultant separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a Common Share as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Common Shares under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of Common Shares that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Common Shares.

(c) Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer (and in the case of a Canadian Employee, prior to a Termination Date) or during the applicable period after termination of employment or service (or in the case of a Canadian Employee, after Termination Date) as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

Exhibit 10.1

(d) Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Common Shares on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f) Form of Payment. The appreciation in a SAR shall be paid in Common Shares, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of Common Shares to be received, Common Shares shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10. Other Share-Based Awards

The Committee may grant Other Share-Based Awards, which are awards (other than those described in Sections 6 through 9) that are based on or measured by Common Shares, to any Employee, Non-Employee Director or Consultant, on such terms and conditions as the Committee shall determine. Other Share-Based Awards may be awarded subject to the achievement of Performance Goals or other criteria or other conditions and may be payable in cash, Common Shares or any combination of the foregoing, as the Committee shall determine.

Section 11. Dividend Equivalents

The Committee may grant Dividend Equivalents in connection with Share Units or Other Share-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or Common Shares, and upon such terms and conditions as the Committee shall determine. Dividend Equivalents with respect to Share Units or Other Share-Based Awards that vest based on performance shall vest and be paid only if and to the extent the underlying Share Units or Other Share-Based Awards vest and are paid, as determined by the Committee.

Section 12. Consequences of a Change of Control

(a) Assumption of Outstanding Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Grants that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with grants (with respect to cash, securities, or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). An assumption

Exhibit 10.1

or substitution of any Grants shall be done in a manner consistent with the provisions of Sections 409A and, if applicable, 424 of the Code, for individuals subject to U.S. income tax. After a Change of Control, references to the “Company” or “Employer” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.

(b) Other Alternatives. In the event of a Change of Control, if any outstanding Grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding Grants, including, without limitation, taking any of the following actions (or combination thereof) with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Share Awards, Share Units and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Share Units or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Common Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Common Shares subject to the Participant’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Shares does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or SAR and shall have the right to cancel any such Stock Option or SAR for no consideration.

Section 13. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of 409A.

Section 14. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable United States federal (including taxes under FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Grants or exercising Grants pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

Exhibit 10.1

(b) Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Common Shares to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Grant. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

Section 15. Transferability of Grants

(a) Nontransferability of Grants. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Participant may transfer Nonqualified Stock Options to a permitted assign in compliance with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16. Requirements for Issuance or Transfer of Shares

No Common Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the Common Shares as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing Common Shares issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Exhibit 10.1

Section 17. Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code, the Tax Act or other applicable law, or to comply with applicable stock exchange requirements.

(b) No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Stock Options or SARs or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.

(c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(d) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Participant with respect to such Grant unless the Participant consents or unless the Committee acts under Section 18(f). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(f) or may be amended by agreement of the Company and the Participant consistent with the Plan.

Section 18. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of securities or property, reorganization or liquidation involving the Company, in substitution for a stock option or Share Awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.

Exhibit 10.1

(b) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c) Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d) Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Consultant or other person to any claim or right to receive a Grant under the Plan. Any Grant under the Plan shall be a one-time award that does not constitute a promise of future grants nor will it form part of a Participant’s standard compensation or be considered for the purpose of calculating any entitlements to vacation, benefits, notice of termination or payment in lieu of notice or as otherwise required by any other contract or applicable law. The Company, in its sole discretion, maintains the right to make available future Grants under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e) No Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f) Compliance with Law.

(i) The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Common Shares under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that, to the extent applicable, Grants comply with the requirements of 409A, to the extent applicable. To the extent that any legal requirement of Section 16 of the Exchange Act, 409A or Section 422 of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act, 409A or Section 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

Exhibit 10.1

(ii) The Plan is intended to comply with the requirements of 409A, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of 409A or (B) satisfies the requirements of 409A. If a Grant is subject to 409A, (I) distributions shall only be made in a manner and upon an event permitted under 409A, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under 409A, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of 409A, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with 409A.

(iii) Any Grant that is subject to 409A and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by 409A. If a distribution is delayed pursuant to 409A, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of 409A.

(iv) Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if a Grant does not meet any applicable requirements of 409A. Although the Company intends to administer the Plan to prevent taxation under 409A, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g) Establishment of Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions outside the United States or Canada. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(h) Clawback Rights. All Grants (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt of any Grant or upon the receipt or resale of any Common Shares underlying the Grant) under the Plan shall be subject to the provisions of any applicable policies implemented by the Board from time to time, including, any clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(i) Tax Act Elections. In the sole discretion of the Committee, the Company may make an election under subsection 110(1.1) of the Tax Act where applicable.

Exhibit 10.1

(j) Waiver of Damages. A grantee, who is a Canadian Employee, waives any and all rights to any Grants and to any compensation or damages in respect or in lieu thereof as a consequence of termination of the Participant’s employment or service to the Employer for any reason, or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights with respect to such Grants upon a termination such Participant’s employment or service to the Employer.

(k) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to the conflict of laws provisions thereof.

/// end